MCGLADREY & PULLEN, LLP
                  Certified Public Accountants and Consultants

                         CONSENT OF INDEPENDENT AUDITORS




              We hereby consent to the use of our report dated January 31, 1997 on the financial statements of the Growth Series, the Foreign Equity Series, and the Emerging Markets Series of Templeton Institutional Funds, Inc. referred to therein, which appears in the 1996 Annual Report to Shareholders, and which are incorporated herein by reference, in Post-Effective Amendment No. 11 to the Registration Statement on Form N1-A, File No. 33-35779, as filed with the Securities and Exchange Commission.

              We also consent to the reference to our firm in the Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the caption "Independent Accountants".


                                         /s/McGladrey & Pullen, LLP

New York, New York
April 21, 1997